Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS THIRD QUARTER 2004 RESULTS

•	Sales increased 14.4% versus last year

•	Operating profit of $3.3 million, an improvement of $6.3 million versus last year

•	Raw materials increased $12.0 million versus last year; Pricing up $6.7 million

•	Loss per share of $(0.10) versus $(0.27) in 3Q 2003

FAIRLAWN, OHIO, September 22, 2004 - OMNOVA Solutions Inc. (NYSE: OMN) today reported a loss of $4.2 million or $(0.10) per diluted share for the third quarter of 2004, compared to a loss of $10.6 million or $(0.27) per diluted share during the third quarter of 2003. Included in the third quarter of 2003 were restructuring and severance charges of $6.2 million or $(0.16) per share primarily related to the Company’s decision to exit its heat transfer product line. Excluding these charges, the Company reported a loss of $(0.11) per diluted share for the third quarter of 2003.

Sales increased 14.4%, or $25.5 million, to $202.3 million for the third quarter of 2004 as compared to $176.8 million during the same period a year ago. Contributing to the sales increase in the quarter were volume improvements of $16.7 million and additional pricing of $6.7 million. Cost of goods sold for the third quarter of 2004 increased $24.7 million to $159.5 million versus the same quarter last year, driven primarily by $12.0 million

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of higher raw material costs. Gross profit improved to $42.8 million in the third quarter of 2004 as compared to $42.0 million in 2003. However, gross profit margins declined to 21.2% versus 23.8% a year ago due to higher raw material cost inflation in oil and natural gas based raw materials, and higher pension, utilities, and freight expenses. Selling, general and administrative costs increased $1.4 million to $35.4 million, or 17.5% of sales, in the third quarter of 2004 versus $34.0 million, or 19.2% of sales, in the third quarter of 2003. Interest expense decreased slightly to $5.2 million for the third quarter of 2004 as compared to $5.3 million for the same period a year ago, due to lower average debt levels. The Company’s total debt at the end of the third quarter of 2004 was $185.4 million, a decrease of $8.2 million from the second quarter of 2004, and $26.1 million lower than last year.

“I am encouraged by the volume pick-up in our markets and the additional pricing achieved in the quarter, which translated into solid top line sales growth. We are also realizing the approximately $16 million in annualized benefits we projected from actions taken in 2003 to reduce our fixed cost structure,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “While our operating profit improved slightly versus the third quarter of last year, the raw material environment remains extremely challenging with the costs for styrene, butadiene, polyvinyl chloride resins and acrylic monomers having increased rapidly during the quarter. We made progress in the third quarter in implementing price increases to partially offset this swift escalation and we have announced further increases for September and October of this year. In addition to pricing initiatives, we are taking other actions to help offset future raw material risk including new volume opportunities created by innovative new products, continued focus on discretionary spending, and LEAN SixSigma programs to eliminate waste and improve customer satisfaction. As a result of our cash flow actions, debt at the end of the third quarter was at its lowest point since the Company’s spin-off in October 1999.”

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Performance Chemicals - Net sales during the third quarter of 2004 increased 17.2% to $100.2 million versus $85.5 million in the third quarter of 2003, led by stronger customer demand, new customer wins and higher average unit selling price. Segment operating profit was $2.9 million in the third quarter of 2004 as compared to $5.4 million in the third quarter of 2003. As compared to last year, raw material costs were up $11.8 million during the quarter, primarily related to higher styrene costs driven by high oil and natural gas based feedstock costs, especially benzene which has continued to increase and has been at record levels for the last 4 months. Increased pricing to customers totaled $5.6 million versus the same period a year ago. During the Company’s fourth quarter of 2004, raw material prices are expected to increase by approximately $8 to $10 million as compared to the third quarter of 2004. In response to the continuing raw material inflation, Performance Chemicals has achieved year-to-date price increases across all product lines totaling $12.5 million and has announced additional price increases, which if fully implemented, would total over $50 million annualized.

The carpet latex product line generated strong sales during the quarter driven by an improved market and increased market penetration through new account wins. The North American coated paper market continues to improve, driven by higher print ad spending and lower imports, and the Company’s RohmNova paper chemicals joint venture has captured new business at several accounts with new High Performance Platinum Pt coating products.

Decorative Products - Net sales were $67.1 million during the third quarter of 2004, an increase of $4.7 million versus 2003. Last year’s sales included $1.5 million related to the heat transfer product line that the Company exited in late 2003, while favorable foreign exchange conversion benefited third quarter 2004 sales by $1.2 million. Coated fabrics sales increased versus last year with higher volume due to new product introductions and increased customer penetration in the marine and automotive aftermarket areas. Coated fabrics also benefited from higher sales in industrial films as several competitors exited the business. Wallcovering sales increased due to the recovery in the hospitality market while

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the corporate market remained weak due to persistently high corporate office vacancy rates. Decorative Products’ operating loss totaled $(0.3) million for the third quarter of 2004, an improvement of $3.0 million versus the third quarter of last year, primarily due to cost reduction initiatives from 2003. Headcount was down 12% versus the third quarter of 2003, and quality costs improved as a result of LEAN SixSigma initiatives.

During the quarter, sales and operating profit improved in all domestic product lines, partially offset by weaker results in the Company’s European operations, where the U.K. office market remains very weak. Year-to-date operating profit is up $7.6 million as compared to 2003. Sales in our unconsolidated Asian joint ventures for the year improved 23.2% versus last year as the operations gained market share while serving an increasingly global customer base. Also, the Company entered into a new three-year labor agreement at its Columbus, MS manufacturing plant.

Building Products – Net sales of the Company’s single-ply commercial roofing membrane products were $35.0 million during the third quarter of 2004, an increase of 21.1% compared to $28.9 million in the third quarter of 2003. Refurbishment sales, representing over 60% of Building Products’ volume, continued to be strong as many building owners increased their spending on maintenance requirements after several years of delays. The segment generated operating profit of $0.7 million for the third quarter of 2004 which was $0.4 million lower than last year. Higher sales volumes and improved margins from new product introductions were offset by higher warranty and raw material costs. Price increases of approximately 5% were implemented in the single-ply membrane market, effective July 1, with additional price increases announced for October 2004 and April 2005. These price increases are needed to offset the rising costs of raw materials, including EPDM membrane, resins, plasticizer, ISO insulation and steel-based accessories.

Building Products, which was awarded a 2004 NORTECH Innovation award for its Peel & Stick™ thermoplastic roofing system, had its largest Peel & Stick order in the quarter. The job, at a government facility in Washington, DC, was over 100,000 square feet and was awarded to the Company because of the Peel & Stick system’s significant advantages in installation ease, time and cost, and environmental benefits.

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Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call on Thursday, September 23, 2004, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, September 30, 2004. A telephone replay will also be available beginning at 2:30 p.m. EDT on September 23, 2004, and ending at 11:59 p.m. EDT on September 30, 2004. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 745164.

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Non-GAAP and Other Financial Measures - This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net loss and net loss per diluted share excluding restructuring and severance costs and deferred financing cost write-off (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions, except per share data	2004	2003	2004	2003
Net loss	$(4.2)	$(10.6)	$(9.7)	$(22.5)
Excluded items (net of tax)	—	(6.2)	(.4)	(10.4)

Loss before excluded items (net of tax)	$(4.2)	$(4.4)	$(9.3)	$(12.1)

Loss per diluted share	$(.10)	$(.27)	$(.24)	$(.56)
Loss per diluted share for excluded items (net of tax)	—	(.16)	(.01)	(.26)

Loss per diluted share before excluded items (net of tax)	$(.10)	$(.11)	$(.23)	$(.30)

Number of diluted shares outstanding	40.2M	40.0M	40.1M	39.9M

Effective tax rate	—%	—%	—%	—%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating profit (loss) to consolidated loss before taxes.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions	2004	2003	2004	2003
Performance Chemicals	$100.2	$85.5	$272.0	$243.2
Decorative Products	67.1	62.4	196.7	194.6
Building Products	35.0	28.9	83.0	69.0

Total Sales	$202.3	$176.8	$551.7	$506.8

Performance Chemicals
Operating profit	$2.9	$5.4	$9.5	$9.1
Restructuring and severance	—	—	—	(.4)

Performance Chemicals segment operating profit	2.9	5.4	9.5	8.7
Decorative Products
Operating (loss) profit	$(.3)	$(3.3)	$2.5	$(5.1)
Restructuring and severance	—	(6.2)	(.4)	(6.7)

Decorative Products segment operating (loss) profit	(.3)	(9.5)	2.1	(11.8)
Building Products
Operating profit	$.7	$1.1	$2.1	$1.6
Restructuring and severance	—	—	—	(.1)

Building Products segment operating profit	.7	1.1	2.1	1.5

Total Segment Operating Profit (Loss)	$3.3	$(3.0)	$13.7	$(1.6)
Interest expense	(5.2)	(5.3)	(15.5)	(10.2)
Corporate expense	(2.3)	(2.1)	(7.8)	(7.5)
Restructuring and severance	—	—	—	(.1)
Deferred financing cost write-off	—	—	—	(3.1)

Loss Before Taxes	$(4.2)	$(10.4)	$(9.6)	$(22.5)

Capital expenditures	$3.3	$1.7	$7.1	$6.3

OMNOVA Add 6

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “could,” “may,” “should,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “likely,” “would” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions. Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; raw material prices for petrochemicals and chemical feedstocks including styrene, butadiene, and polyvinyl chloride; acts of war or terrorism; competitive pressure on pricing; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; a prolonged work stoppage; governmental and regulatory policies; rapid increases to health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Solutions Inc. is a technology-based company with 2003 sales of $683 million and 2,100 employees worldwide. OMNOVA is an innovator of emulsion polymers and specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses.

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Web Site: http://www.omnova.com

OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per-Share Data)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003
Net Sales	$202.3	$176.8	$551.7	$506.8

Costs and Expenses
Cost of goods sold	159.5	134.8	421.5	383.3
Selling, general and administrative	35.4	34.0	104.5	102.9
Depreciation and amortization	5.7	6.7	17.2	20.3
Interest expense	5.2	5.3	15.5	10.2
Other expense	.7	.2	2.2	2.2
Restructuring and severance	—	6.2	.4	7.3
Deferred financing cost write-off	—	—	—	3.1

	206.5	187.2	561.3	529.3

Loss Before Income Taxes	(4.2)	(10.4)	(9.6)	(22.5)
Income tax expense	—	.2	.1	—

Net Loss	$(4.2)	$(10.6)	$(9.7)	$(22.5)

Basic Loss Per Share
Net Loss Per Basic Share	$(.10)	$(.27)	$(.24)	$(.56)

Diluted Loss Per Share
Net Loss Per Diluted Share	$(.10)	$(.27)	$(.24)	$(.56)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	August 31, 2004	November 30, 2003
	(Dollars in millions)
ASSETS:
Current Assets
Cash and cash equivalents	$13.3	$14.1
Accounts receivable, net	107.6	97.4
Inventories	54.1	45.1
Deferred income taxes	4.2	4.2
Prepaid expenses and other	2.6	3.8

Total Current Assets	181.8	164.6

Property, plant and equipment, net	166.3	174.3
Trademarks and other intangible assets, net	14.2	15.4
Prepaid pension	57.3	57.5
Other assets	24.4	27.1

Total Assets	$444.0	$438.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$.2	$—
Accounts payable	97.9	72.1
Accrued payroll and personal property taxes	14.3	12.8
Accrued interest	4.8	9.7
Other current liabilities	17.6	20.4

Total Current Liabilities	134.8	115.0

Long-term debt	185.2	192.2
Postretirement benefits other than pensions	48.1	48.8
Deferred income taxes	4.2	4.2
Other liabilities	10.8	11.0

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.3 million and 41.9 million shares issued in August and November, respectively; 40.5 million and 40.0 million shares outstanding in August and November, respectively	4.2	4.2
Additional contributed capital	310.1	309.3
Retained deficit	(241.5)	(231.8)
Treasury stock at cost; 1.8 million and 1.9 million shares in August and November, respectively	(12.0)	(12.7)
Accumulated other comprehensive gain (loss)	.1	(1.3)

Total Shareholders’ Equity	60.9	67.7

Total Liabilities and Shareholders’ Equity	$444.0	$438.9